Exhibit 99.2

EXCEL BANK
INDEX OF FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at October 19, 2012	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4 - 9

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Simmons First National Corporation
Pine Bluff, Arkansas

We have audited the accompanying statement of assets acquired and liabilities assumed by Simmons First National Bank (a wholly owned subsidiary of Simmons First National Corporation) pursuant to the purchase and assumption agreement dated October 19, 2012. The Company’s management is responsible for this financial statement. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets acquired and liabilities assumed referred to above is presented fairly, in all material respects, as of October 19, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Pine Bluff, Arkansas
January 3, 2013

Statement of Assets Acquired and Liabilities Assumed
By Simmons First National Bank
(a wholly owned subsidiary of Simmons First National Corporation)

(In thousands)	October 19, 2012

ASSETS
Cash and due from banks	$18,622
Cash received from FDIC	13,845
Federal funds sold	104
Investment securities	8,583
Loans acquired, covered by FDIC loss share (net of discount)	78,147
Loans acquired, not covered by FDIC loss share (net of discount)	21,152
Foreclosed assets covered by FDIC loss share	3,113
Foreclosed assets not covered by FDIC loss share	5,861
FDIC indemnification asset	26,218
Premises and equipment	2,582
Core deposit premium	1,337
Other assets	972
Total assets acquired	$180,536

LIABILITIES
Deposits:
Non-interest bearing transaction accounts	$19,372
Interest bearing transaction accounts and savings deposits	55,082
Time deposits	94,138
Total deposits	168,592
FHLB borrowings	8,193
FDIC true-up provision	328
Accrued interest and other liabilities	1,132
Total liabilities assumed	178,245
Net assets acquired, excluding deferred tax impact	2,291
Deferred tax impact	899
Net assets acquired	$1,392

See Notes to Statement of Assets Acquired and Liabilities Assumed.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
By Simmons First National Bank
(a wholly owned subsidiary of Simmons First National Corporation)

1. FDIC Assisted Acquisition of Certain Assets and Liabilities of Excel Bank

On October 19, 2012, Simmons First National Bank (the “Bank” or “Simmons”) entered into a purchase and assumption agreement with loss share arrangements on certain assets (the “Agreement”) with the FDIC, as receiver, pursuant to which the Bank acquired loans and certain other assets and assumed all of the deposits and certain other liabilities of Excel Bank, of Sedalia, Missouri (“Excel”).

Prior to the acquisition, Excel operated four banking centers in Missouri, one each in Sedalia, Green Ridge, Lee’s Summit (Kansas City MSA) and Kirkwood (St. Louis MSA). Excluding the effects of purchase accounting adjustments, Simmons acquired $198.0 million in assets and assumed approximately $168.6 million of the deposits of Excel. Specifically, Simmons purchased loans with an estimated fair value of $99.3 million, $9.0 million of foreclosed assets and $8.6 million of investment securities.

The assets acquired and liabilities assumed are presented at fair value on the date of acquisition, after adjustment for expected loss recoveries under the loss sharing agreement described below. Fair values for the categories of assets and liabilities were determined as described in Note 3 to the Statement of Assets Acquired and Liabilities Assumed. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. Simmons and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by Simmons and/or the purchase prices. In addition, the tax treatment of the FDIC assisted acquisition is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date.

2. Loss Sharing Agreement and FDIC Indemnification Asset

In connection with the Excel acquisition, Simmons entered into a loss sharing agreement with the FDIC that covered $81.3 million of assets, based upon the seller’s records, including commercial real estate loans, commercial and industrial loans and foreclosed assets (collectively, “covered assets”). The Bank acquired other Excel assets that are not covered by the loss sharing agreement with the FDIC including single-family and commercial real estate loans, commercial and industrial loans, consumer loans, foreclosed assets, investment securities purchased at fair value and other tangible assets. Pursuant to the terms of the loss sharing agreement, the FDIC will reimburse the Bank for 80% of losses on the covered assets. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid Simmons a reimbursement under the loss sharing agreement. The FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred.

The following table summarizes the assets covered by the loss sharing agreement, the amount covered by the FDIC and the fair value:

	October 19, 2012
	Amount Covered
	By FDIC	Fair Value
Assets covered by FDIC loss share:	(In Thousands)
Loans acquired, covered by FDIC loss share	$111,807	$78,147
Foreclosed assets acquired covered by FDIC loss share	6,671	3,113
Total assets covered by FDIC loss share	$118,478	$81,260

The amounts covered by the loss sharing agreement are the pre-acquisition book values of the underlying covered assets, the contractual balance of unfunded commitments that were acquired, and certain future net direct costs. The loss sharing agreement applicable to all of the covered assets provides for FDIC loss sharing for five years and Simmons reimbursement of recoveries to the FDIC for eight years.

The loss sharing agreement is subject to certain servicing procedures as specified in the agreement with the FDIC. The expected reimbursements under the loss sharing agreement were recorded as an indemnification asset at their estimated fair values of $26.2 million for the agreement, on the acquisition date. The indemnification asset reflects the present value of the expected net cash reimbursement related to the loss sharing agreement described above.

3. Summary of Significant Accounting Policies

The Bank has determined that the acquisition of the net assets of Excel constitutes a business combination as defined by the FASB ASC Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their fair values as required. Fair values were determined based on the requirements of FASB ASC Topic 820, Fair Value Measurements. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The following is a description of the methods used to determine the fair values of significant assets and liabilities.

Cash and due from banks, cash received from FDIC and Federal funds sold – The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets. The $13.8 million cash received from the FDIC is the first pro-forma cash settlement received from the FDIC on Monday following the closing weekend.

Investment securities – Investment securities were acquired from the FDIC at fair value. The fair values provided by the FDIC were reviewed and considered reasonable based on the Bank’s understanding of the market conditions, based on actual balances transferred compared to pro-forma balances.

Loans acquired – Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates.  The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns.  The discount rate does not include a factor for credit losses as that has been included in the estimated cash flows.  Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.

Foreclosed assets held for sale – These assets are presented at the estimated present values that management expects to receive when the properties are sold, net of related costs of disposal.

FDIC indemnification asset – This loss sharing asset is measured separately from the related covered assets as it is not contractually embedded in the covered assets and is not transferable with the covered assets should the Bank choose to dispose of them. Fair value was estimated using projected cash flows related to the loss sharing agreement based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss-sharing reimbursement from the FDIC.

Core deposit premium – This intangible asset represents the value of the relationships that Excel had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base and the net maintenance cost attributable to customer deposits.

Deposits – The fair values used for the demand and savings deposits that comprise the transaction accounts acquired, by definition equal the amount payable on demand at the acquisition date. Even though deposit rates were above market, because the Bank reset deposit rates to current market rates, there was no fair value adjustment recorded for time deposits.

FDIC true-up provision – The Agreement allows the FDIC to recover a portion of the loss share funds previously paid out under the indemnification agreement in the event losses fail to reach the expected loss level under a claw back provision (“true-up provision”). A true-up is scheduled to occur in the calendar month in which the eighth anniversary of the Excel closing occurred. If the threshold is not met, the assuming institution is required to pay the FDIC 50 percent of the excess, if any, within 45 days following the true-up.

As of October 19, 2012, the true-up provision is estimated to be $0.3 million. The value of the true-up provision liability is calculated as the present value of the estimated payment to the FDIC in the tenth year using the formula provided in the agreement. The result of the calculation is based on the net present value of expected future cash payments to be made by the Bank to the FDIC at the conclusion of the loss share agreement.  The discount rate used was based on current market rates.  The expected cash flows were calculated in accordance with the loss share agreement and are based primarily on the expected losses on the covered assets.

FHLB borrowings – The fair value of FHLB borrowings was estimated using rates that would be charged for borrowings with similar maturities at acquisition date.

Unfunded commitments – Unfunded loan commitments represent the unused portion of lines of credit available to customers based on previously agreed rates and terms.

The fair value of the unfunded loan commitments (the “Commitments”) was estimated using the income approach. Assumptions regarding expected utilization were applied to the unfunded balances. A premium or discount was estimated for the Commitments. The premium/discount for the Commitments was then adjusted for the time value of money over the average remaining life of the Commitments. In addition, the present value of the opportunity cost associated with regulatory requirements to hold reserve capital in connection with the Commitments was included to arrive at its fair value.

Based on the facts, assumptions, and valuation methodologies used in the analysis, the estimated fair value of the Commitments, as of October 19, 2012, was not material.

4. Bank Premises and Equipment

The Bank acquired approximately $2.6 million of the real estate, furniture and equipment of Excel as part of the purchase and assumption agreement, and has the option to assume existing leases on the banking facilities. The option to assume leases expires 90 days after the acquisition date. The Bank is leasing these facilities and equipment from the FDIC until leases are assumed, or a final decision not to lease is made.

5. Investment Securities

The fair value of securities acquired is as follows at October 19, 2012:

		Effective
	Fair Value	Yield
	(In Thousands)
U.S. Government agencies	$3,133	0.50%
Mortgage-backed securities	1,793	2.32
State and political subdivisions	3,002	0.86
FHLB stock	644	2.64
Other securities	11	0.40
Total investment securities	$8,583

6. Loans Acquired, Net of Discount

The composition of loans acquired, net of discount, at October 19, 2012, is as follows:

		Effective
	Fair Value	Interest Rate
	(In Thousands)
Loans acquired, covered by FDIC loss share:
Performing loans	$50,223	5.56%
Substandard loans	19,506	8.99
Nonaccrual loans	8,418	9.28
Total loans acquired, covered by FDIC loss share	$78,147
Loans acquired, not covered by FDIC loss share:
Performing loans	19,329	5.40
Substandard loans	1,405	9.49
Nonaccrual loans	418	9.79
Total loans acquired, not covered by FDIC loss share	$21,152

The following is a summary of the impaired loans acquired in the Excel acquisition on October 19, 2012, as of the date of acquisition.

	Covered by	Not Covered
	Loss Share	by Loss Share
	(In Thousands)
Contractually required principal and interest at acquisition	$121,850	$30,048
Non-accretable difference (expected losses and foregone interest)	(29,258)	(5,170)
Cash flows expected to be collected at acquisition	92,592	24,878
Accretable yield	(14,445)	(3,726)
Basis in acquired covered loans at acquisition	$78,147	$21,152

7. Core Deposit Premium

The audited Statement of Assets Acquired and Liabilities Assumed reflects a core deposit intangible asset of $1.3 million at October 19, 2012, related to the Excel acquisition. The core deposit intangible asset will be amortized utilizing a straight-line amortization method over an estimated economic life of 10 years. Estimated amortization expense of core deposit intangibles is $22,300 for 2012, $133,700 for each year from 2013 through 2017, with $646,300 to be amortized thereafter. The Bank will review the valuation of this intangible asset at least annually to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of income.

8. Deposits

Deposit liabilities assumed are composed of the following at October 19, 2012:

October 19, 2012
(In Thousands)
Non-interest bearing transaction accounts	$19,372
Interest bearing transaction accounts and savings deposits	55,082
Time deposits	94,138
Total deposits	$168,592

The following is a summary of the scheduled maturities of the assumed time deposits at October 19, 2012:

Fair Value
(In Thousands)
Three months or less	$19,998
Over three months to six months	23,620
Over six months to 12 months	33,574
Over 12 months	16,946
Total time deposits	$94,138

At the time of the acquisition, deposit rates of the acquired deposits were above market. Because the Bank reset deposit rates to current market rates there was no fair value adjustment recorded for time deposits. The aggregate amount of time deposits with a minimum denomination of $100,000 was $35.3 million at October 19, 2012.

9. FHLB Borrowed Funds

Included in the acquisition were Federal Home Loan Bank (“FHLB”) borrowed funds with a fair value totaling $8.2 million. The Bank did not need these advances to meet its present liquidity needs, and redeemed the advances during the fourth quarter of 2012.

10. Deferred Income Taxes

The deferred tax liability of $0.9 million as of October 19, 2012, is solely related to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction.

11. Commitments

In the ordinary course of business, Excel made various commitments and incurred certain contingent liabilities to fulfill the financing needs of their customers. At October 19, 2012, commitments to extend credit of $5.7 million were outstanding and assumed by the Bank.

12. Net Assets Acquired

Under the terms of the purchase and assumption agreement, the FDIC agreed to transfer to the Bank certain assets subject to a loss-sharing agreement at book value, certain assets that are not subject to the loss-sharing agreement at a contractually-specified purchase price, certain assets at fair value and certain liabilities at book value. The FDIC also transferred cash to the Bank to compensate for the net liability that resulted from the transfer of Excel assets and liabilities adjusted for the Bank’s discount bid.

Details related to the transfer at October 19, 2012, are as follows:

October 19, 2012
(In Thousands)
Net assets acquired per purchase and assumption agreement	$7,106
Cash received	13,845

Purchase accounting adjustments:
Loans acquired, covered by FDIC loss share	(33,660)
Loans acquired, not covered by FDIC loss share	(5,376)
Foreclosed assets covered by FDIC loss share	(3,558)
Foreclosed assets not covered by FDIC loss share	(2,404)
FDIC indemnification asset	26,218
Core deposit premium	1,337
FHLB borrowings	(183)
FDIC true-up provision	(328)
Deferred tax impact	(899)
Other liabilities	(706)
Net assets acquired	$1,392